Exhibit 99.1
Rogers Corporation Announces Departure of Chief Financial Officer
Chandler, Arizona, Aug 12, 2024: Rogers Corporation (NYSE: ROG) (“Rogers”) announced today that Ram Mayampurath has resigned as Chief Financial Officer (CFO) to pursue another opportunity. Mr. Mayampurath will remain with Rogers through September 2024 to ensure an orderly transition.
Effective August 12, 2024, Laura Russell will assume the role of interim CFO. Ms. Russell joined Rogers in September 2023 as Vice President of Finance and previously served in senior finance roles at Wolfspeed and NXP Semiconductors.
“I want to thank Ram for his leadership and contributions to Rogers over the past 10 years,” said Colin Gouveia, Rogers' President and CEO. “Since taking over as CFO in 2021, Ram has driven key initiatives to improve profitability and cash flow while helping position Rogers for future growth. Ram has been a great business partner and friend, and I wish him success in his future endeavors. I have great confidence in Laura, and we are fortunate to have such an experienced and capable leader serve as interim CFO.”
Rogers has initiated a CFO succession process and will provide updates as appropriate.
About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect and connect our world. Rogers delivers innovative solutions to help our customers solve their toughest material challenges. Rogers’ advanced electronic and elastomeric materials are used in applications for EV/HEV, automotive safety and radar systems, mobile devices, renewable energy, wireless infrastructure, energy-efficient motor drives, industrial equipment and more. Headquartered in Chandler, Arizona, Rogers operates manufacturing facilities in the United States, Asia and Europe, with sales offices worldwide. For more information, visit www.rogerscorp.com.
Safe Harbor Statement
Statements included in this release that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on Rogers’ current beliefs and expectations. This release contains forward-looking statements regarding our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from those indicated by the forward-looking statements. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.
Media Contact:
Amy Kweder
Senior Director, Corporate Communications
Phone: 480.203.0058
Email: amy.kweder@rogerscorporation.com

Investor Contact:
Steve Haymore
Senior Director, Investor Relations
Phone: 480.917.6026
Email: stephen.haymore@rogerscorporation.com